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                                  Exhibit 99.1

                                 Press Release
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     APPROVED BY:                               CONTACT:
     -----------                                -------

     Level One Communications, Inc.             Morgen-Walke Associates
     John Kehoe                                 Jeannine La Pietra/Chris Danne
     Chief Financial Officer                    (415) 296-7383
     (916) 855-5000                             Patricia Walsh
                                                (212) 850-5600

            LEVEL ONE COMMUNICATIONS TO ACQUIRE JATO TECHNOLOGIES
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     Acquisition of high performance Gigabit Ethernet controller technology and
     IP software expertise further strengthens leadership in the deployment of Gigabit Ethernet over Category 5 Copper Wire

     SACRAMENTO, Calif.--November 9, 1998--Level One Communications, Inc. (Nasdaq: LEVL) announced today that it has signed a definitive agreement to acquire Jato Technologies, Inc. located in Austin, Texas. Jato is a silicon provider of high performance, multi-speed Gigabit Ethernet controller technology and has recently commenced initial shipments of their first product. Under the terms of the transaction, which will be accounted for as a pooling of interests, Level One will issue shares that total approximately $80 million in exchange for all outstanding equity interests of Jato. The transaction is expected to close before the end of November and be slightly accretive to 1999 financial results.

     The acquisition of Jato's business provides Level One with Jato's high performance, multi-speed Gigabit Ethernet controller technology as well as expertise in implementing complex network algorithms and protocols, such as Transmission Control Protocol/Internet Protocol (TCP/IP) in silicon. In conjunction with its multi-speed Gigabit physical layer technology, this capability will give Level One the opportunity to provide complete, high performance, low-cost solutions for 10/100/1000 Mbps Ethernet over Category 5 copper wire. Moreover, this transaction complements Level One's recent acquisition of Acclaim Communications. Level One now has a complete portfolio of silicon solutions for bus-to-bus networking including multi-layer switching and routing ASICs for the transmission of voice, data, and video over Ethernet LANs as well as other wide area data networks such as Frame Relay and ATM. With the explosion of Internet/Intranets, Level One is poised to expand its position as a leading supplier of mainstream data networking technologies.

     "Our strategy is to deliver end-to-end, Networking Systems-on-Silicon and this transaction represents Level One's latest step in the execution of this strategy," commented Dr. Robert S. Pepper, president and CEO of Level One. "Jato's advanced Gigabit Ethernet controller technology coupled with their expertise in TCP/IP and high performance driver design, will be a critical enabler for wide acceptance of Gigabit Ethernet over Category 5 copper wire. We are excited that they have become a part of the Level One family."
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     "Level One and Jato share the vision of providing high performance, affordable solutions that accelerate the development and deployment of Gigabit Ethernet over Category 5 copper wire," said Walter Thirion, president and CEO of Jato Technologies. "Jato has been focused on evolving the network interface to a higher level of intelligence and Level One is the clear winner in physical layer devices. The combination of Jato and Level One will be a powerful force in the emerging 100/1000 Mbps Ethernet over Category 5 copper market."

     Michael Dell, a participant in Jato's last financing round through a personal investment, was enthusiastic about the acquisition. "Jato Technologies and Level One are demonstrating the technology leadership necessary to enable 100/1000 Mbps Ethernet for standards-based servers and workstations," Dell said.


     LEVEL ONE COMMUNICATIONS, INC.

     Level One Communications (Nasdaq: LEVL) provides silicon connectivity, LAN switching and WAN access solutions for high-speed telecom and networking applications. These components are critical elements in today's telecommunication and data communication networks and are the key building blocks for the Intranets and Internets of the future. Level One combines its strengths in analog and digital circuit design, with its communications systems expertise, to produce digital and mixed-signal solutions with increased functionality and greater reliability, resulting in lower total systems cost. Level One Communications, Inc. is ISO 9001 registered, illustrating the company's commitment to world-class standards and providing high quality products.

     Company headquarters are located at 9750 Goethe Road, Sacramento, CA 95827. For information on the company and its products, visit its site on the World Wide Web at http://www.level1.com
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     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITY LITIGATION REFORM ACT OF
     1995

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including but not limited to (i) Level One's ability to successfully integrate the acquisition of Jato with the Company's operating plan, including the successful integration and marketing of Jato's Gigabit Ethernet controller technology, (ii) whether the currently anticipated financial benefits of the acquisition will result in the acquisition being accretive to Level One's earnings in fiscal 1999 and beyond. Also refer to the cautionary statements contained in Level One's annual report on Form 10-K for the year ended December 28, 1997 and its quarterly report on Form 10-Q for the quarter ended June 28, 1998. Level One disclaims any obligations to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.